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                                                                  Exhibit (b)(6)

                              FIRSTAR FUNDS, INC.

                             Amendment of By-Laws
            Adopted by the Board of Directors on September 17, 1998



Amendment to By-Laws.
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          RESOLVED, that the first sentence of Section 1, Article III of the By-
     Laws be amended and restated as follows:

          "The Board of Directors shall consist of seven (7) members."